Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES AGREEMENT TO
PURCHASE BLOOMFIELD BAKERS

St. Louis, MO, March 5, 2007 . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has signed a definitive agreement to purchase Bloomfield Bakers (“Bloomfield”) a leading manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers and cereals sold to branded businesses under co-manufacturing arrangements and to private label retail customers. Ralcorp has agreed to pay $139.6 million in cash (before the effect of a pending net asset settlement adjustment) for all ownership interests in Bloomfield and its affiliated entity, Lovin Oven, L.L.C. Bloomfield Bakers had net sales of $188 million for the year ended December 31, 2006. Based upon Bloomfield’s 2006 results and Ralcorp’s initial estimates of the acquired intangible assets and related amortization, Ralcorp anticipates the transaction will be slightly accretive during the remainder of its 2007 fiscal year.
The Hart-Scott-Rodino waiting period has expired; the transaction is expected to close within thirty days, subject to customary closing conditions. Ralcorp will finance the acquisition primarily through borrowings under its existing $150 million revolving credit facility.
Bloomfield Bakers will become a part of Ralcorp’s Ralston Foods business unit. Bloomfield’s headquarters and management group will remain in Azusa and Los Alamitos, California, where it operates two leased manufacturing facilities and employs approximately 500 full-time employees.
Bloomfield Bakers is currently operated by Harold Rothman and William Ross, who have grown it from a small bakery into a leading producer of the highest quality nutritional bars, cereal bars and specialty cookies, crackers and cereal products. Messrs. Rothman and Ross will remain with the company.
Ralcorp Holding, Inc. stated, “We are excited about the addition of Bloomfield Bakers and its superior management team. Bloomfield will allow Ralcorp to expand into the growing nutritional and cereal bar categories and offer Ralcorp the ability to further develop its natural and organic baked offerings.”
Ralcorp produces a variety of value brand and store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.
Bloomfield Bakers was advised by Sidley Austin LLP and the Food & Beverage Group of Houlihan Lokey.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Bloomfield acquisition if Ralcorp does not complete the acquisition, Bloomfield’s results of operations decline or actual intangible asset amortization exceeds Ralcorp’s initial estimates.